CREDIT SUISSE ASSET MANAGEMENT LIMITED (U.K.)
                  SUPPLEMENT TO CREDIT SUISSE ASSET MANAGEMENT
                         GLOBAL PERSONAL TRADING POLICY

Due to the potential for conflict of interest and distraction from Credit Suisse Asset Management Limited ("CSAML") duties, the London Management Committee has adopted the following restrictions, which continue in effect from their original adoption on 1st August 2003:

o Spread betting in financial instruments (e.g. indices, fx, commodities, or other financial instruments of a generic nature) will be permitted, but will in future require pre-clearance by LCD. In addition, such 'bets' will be subject to other relevant provisions of CSAM's Global Personal Trading Policy (e.g., disclosure of account, minimum holding periods, activity levels consistent with efficient performance of CSAM duties, functional MD or CEO/COO approval where potential conflicts exist etc). ] Any 'stop loss' order will be regarded as a separate trade and therefore require pre-clearance and, as with other pre-trade clearances, will normally be valid for only one day.

o    Spread betting on individual stocks is prohibited.

o CSAM's Global Personal Trading Policy is updated to include the above provisions for CSAML employees. Please note that this Policy applies to all CSAML employees including spouses, partners, minor children, other members of employees households and any accounts over which employees act as trustee or influence investment decisions.

o No other commercial forms of gambling are permitted from CSAM's premises or using CSAM's equipment (i.e. PC or telephone).

o If you maintain a sports betting account which has the capability of undertaking spread betting in financial instruments (e.g. accounts with IG Index, City Index, etc) you may continue to maintain the account, but the account must be disclosed to LCD who will require copy contract notes and statements. Such accounts may only be used for sports betting outside of work hours.

Other personal dealing policies and procedures remain in place unchanged.

Glenn Wellman                                                      David Collins